SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)

                               EDGAR ONLINE, INC.
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                                (Name of Issuer)

                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   279765101
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                                 (CUSIP Number)

                               December 31, 2010
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            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [x]   Rule 13d-1(b)

            [_]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

CUSIP No. 279765101
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dawson Capital Management, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [_]
                                                                         (b) [x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      2,132,403

6.    SHARED VOTING POWER

      0

7.    SOLE DISPOSITIVE POWER

      2,132,403

8.    SHARED DISPOSITIVE POWER

      0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,132,403

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.90%

12.   TYPE OF REPORTING PERSON

      IA, CO

CUSIP No.   279765101
            ---------------------

Item 1(a).  Name of Issuer:

            EDGAR ONLINE, INC.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            50 Washington Street
            Norwalk, CT 06854
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Item 2(a).  Name of Persons Filing:

            Dawson Capital Management, Inc.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            354 Pequot Avenue
            Southport, CT 06890
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Connecticut
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Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            279765101
            --------------------------------------------------------------------

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [X]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 2,132,403
            --------------------------------------------------------------------

      (b)   Percent of class: 7.90%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        2,132,403

                  (ii)  Shared power to vote or to direct the vote:

                        0

                  (iii) Sole power to dispose or to direct the disposition of:

                        2,132,403

                  (iv)  Shared power to dispose or to direct the disposition of:

                        0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            N/A
            --------------------------------------------------------------------

Item 8.     Identification and Classification of Members of the Group.

            N/A
            --------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            N/A
            --------------------------------------------------------------------

Item 10.    Certifications.

            By signing below, the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DAWSON CAPITAL MANAGEMENT, INC.*


/s/ Thomas S. Galvin
--------------------
By: Thomas S. Galvin
Title:  Chief Financial Officer

Date: February 14, 2011

*The Reporting Person disclaims beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

SK 02721 0016 1169605